EXHIBIT 99.1

RiceBran Technologies Prices Underwritten Public Offering Of Common Stock and Warrants

SCOTTSDALE, AZ - (Dec 13, 2013) - RiceBran Technologies (NASDAQ: Common Stock - RIBT; Warrants -RIBTW) (the “Company”) today announced the pricing of a $9,000,000 underwritten public offering consisting of 1,714,286 shares of common stock at a price per share of $5.24 (“Common Stock”), together with warrants to purchase 1,714,286 shares of its Common Stock at a price per warrant of $0.01 (“Warrants”). The Warrants may be exercised for a period of five years at an exercise price of $6.55 per underlying share. The Company has also granted to the underwriters a 45-day option to acquire up to 257,143 additional shares of Common Stock and/or up to 257,143 additional Warrants to purchase Common Stock.  After the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $7.7 million, assuming no exercise of the over-allotment option.  The offering is expected to close on December 18, 2013.  Shares of our Common Stock and our Warrants will begin trading today under the symbols “RIBT” and “RIBTW”, respectively, on the Nasdaq Capital Market. Maxim Group LLC is acting as the Sole Book Running Manager and Chardan Capital Markets, LLC and Dawson James Securities, Inc. are acting as Co-Managers in the offering.

The Company intends to use the net proceeds from the offering to complete its recently announced acquisition of H&N Distribution, Inc., to fund expansion of its plant operations in Brazil, to upgrade U.S. plants and for general working capital purposes. A prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, (800) 724-0761.

About RiceBran Technologies
RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. Rice Bran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause  actual results to differ materially from results expressed or implied by the forward looking statements. These risks include matters discussed under the “Risk Factors” section of the RiceBran Technologies Registration Statement filed with the SEC on December 11, 2013. Although the Company may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Investor Contact:

Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com